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                                                                   Exhibit 13(k)


                               PURCHASE AGREEMENT
                               ------------------



     Compass Capital Fund/SM/ (the "Fund"), a Massachusetts business trust, and Compass Distributors, Inc. ("CDI"), Inc., a Delaware corporation, hereby agree as follows:

     1. The Fund hereby offers CDI and CDI hereby purchases ten BlackRock Shares each of the Fund's Low Duration Bond Portfolio and Core Bond Portfolio at the net asset values of such shares determined at 4:00 p.m. on the date hereof. The Fund hereby acknowledges receipt from CDI of funds in full payment for the foregoing shares.

     2. The Fund hereby offers CDI and CDI hereby purchases ten shares of each class of shares of the Fund's BlackRock Non-Dollar Portfolio I and BlackRock Non-Dollar Portfolio II (collectively with the BlackRock Shares of the Low Duration Bond and Core Bond Portfolios, the "Shares") for $10.00 per Share. The Fund hereby acknowledges receipt from CDI of funds in full payment for the foregoing Shares.

     3. CDI represents and warrants to the Fund that the foregoing Shares are being acquired for investment purposes and not with a view to the distribution thereof.

     IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of
            _____________________, 1997.


                                   COMPASS CAPITAL FUNDS/SM/


                                   By:___________________________



                                   COMPASS DISTRIBUTORS, INC.


                                   By:__________________________